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EXHIBIT (11) - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE AND PRO FORMA
EARNINGS PER SHARE (1997)


                                                                     YEAR ENDED SEPTEMBER 30,

                                                             1997                 1996              1995
                                                      -----------------   -----------------  -----------------
Average number of shares outstanding..............          31,507,622          27,655,964         23,340,706
                                                      =================   =================  =================
Net loss                                                  $ (5,302,000)      $ (26,593,178)     $ (19,660,458)
                                                      =================   =================  =================
Less:  amortization of redeemable preferred
    stock beneficial conversion discount                  $ (2,222,000)      $           -      $           -
                                                      -----------------   -----------------  -----------------
Loss applicable to common shares                          $ (7,524,000)      $ (26,593,178)     $ (19,660,458)
                                                      =================   =================  =================

Net loss per share                                        $      (0.24)      $       (0.96)     $       (0.84)
                                                      =================   =================  =================